Exhibit 10.3.1

MONACO COACH CORPORATION

1993 STOCK PLAN

PERFORMANCE SHARE

AGREEMENT

THIS PERFORMANCE SHARE AGREEMENT (the “Agreement”) is effective as of (Date) (the “Date of Grant”), between MONACO COACH CORPORATION (hereinafter called the “Company”) and (NAME) (hereinafter called the “Participant”).  Unless otherwise defined herein, the terms defined in the amended and restated 1993 Stock Plan (the “Plan”) will have the same defined meanings in this Agreement.

1.             Award Grant.  The Company hereby awards to Participant a target number of Performance Shares equal to (   #  ) under the Plan.  This Award relates to the Performance Period for fiscal years 2007-2009.  The number of Performance Shares that a Participant may earn will depend upon achievement of targets of Total Shareholder Return and Return on Net Assets for the Performance Period and will be determined in accordance with the Performance Share Award Program, a copy of which is attached hereto as Appendix A.  In accordance with the Performance Share Award Program, the number of the Performance Shares that Participant may earn will range from zero percent (0%) of the target number of Performance Shares to two hundred percent (200%) of the target number of Performance Shares.  The number of such Shares shall be determined following the end of the Performance Period, in accordance with the terms and conditions set forth in the Performance Share Award Program.

2.             Obligation to Pay.  Each Performance Share represents the right to receive one Share to the extent it is earned.  Unless and until the Performance Shares are earned in the manner set forth in Section 1 and the Performance Share Award Program, Participant will have no right to payment of such Performance Shares.  Prior to actual payment of any earned Performance Shares, such Performance Shares will represent an unsecured obligation.  Payment of any earned Performance Shares shall be made in whole Shares only.  Notwithstanding the foregoing provisions of this Section 2, in the event the Company (or the Subsidiary employing Participant) terminates Participant as an Employee without Cause or Participant ceases to be an Employee as the result of Participant’s death or Disability, Participant will be entitled to receive a pro-rated amount of the Performance Shares that would have actually been earned during the Performance Period had Participant remained an Employee through the end of the Performance Period based on the amount of time Participant was an Employee during the Performance Period, which will be settled at the time they would have otherwise been paid pursuant to the Performance Share Award Program.  In addition, in the event Participant ceases to be an Employee as the result of his or her Retirement, Participant will be entitled to receive 100% of the Performance Shares that would have otherwise been earned under the Performance Share Award Program had Participant remained an Employee through the end of the Performance Period, which will be settled at the time they would have otherwise been paid pursuant to the Performance Share Award Program.  In addition, in the event of a Change in Control that occurs during the Performance Period while Participant is an Employee, a number of Performance Shares will be earned and paid out as if all performance objectives under the Performance Share Award Program had been earned at target, which will be settled upon consummation of the Change in Control.  Subject to the foregoing acceleration provisions and any such provisions set forth in the Plan, in the event Participant ceases to be an Employee for any or no reason before Participant earns the Performance Shares pursuant to this Award, the Performance Share Award and Participant’s right to acquire any Shares hereunder will immediately terminate.

For purposes of this Section 2, “Cause” is defined as (i) an act of dishonesty made by Participant in connection with Participant’s responsibilities as an Employee, (ii) Participant’s conviction of, or plea of nolo contendere to, a felony, (iii) Participant’s gross misconduct, or (iv) Participant’s continued substantial violations of his employment duties after Participant has received a demand for performance from the Company.

3.             Payment after Earning.  Any Performance Shares that are earned or are deemed earned in accordance with Section 2 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7.  Notwithstanding the foregoing sentence, to the extent necessary to avoid the imposition of any additional tax or income recognition under Section 409A of the Code prior to or upon the actual payment of Shares pursuant to this Award of Performance Shares that are earned in accordance with Section 2 will be paid to Participant (or in the event of Participant’s death, to his or her estate) no earlier than six (6) months and one (1) day following the date of Participant’s termination of employment with the Company (or any Affiliate), subject to Section 7.  Participant will not be required to make any additional monetary payment (other than applicable tax withholding, if any) upon settlement of the Award.

4.             Payments after Death.  Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5.             Rights as Stockholder.  Except as set forth in Section 4, neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

6.             Effect on Employment.  Participant acknowledges and agrees that the vesting of Performance Shares pursuant to Section 2 hereof is earned only by Participant continuing to be an Employee through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder).  Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting provisions set forth herein do not constitute an express or implied promise of Participant continuing to be an Employee for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company (or the Affiliate employing Participant) to terminate Participant as an Employee at any time, with or without cause.

7.             Tax Withholding.  Notwithstanding any contrary provision of this Agreement, no certificate representing Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares so issuable.  All income, employment and other taxes related to the Performance Share Award and any Shares delivered in payment thereof are the sole responsibility of Participant.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time this Award is otherwise scheduled to vest pursuant to Section 2, Participant will permanently forfeit the portion of the Award that so vests and the right to receive any Shares with respect thereto and the Award will be returned to the Company at no cost to the Company.

8.                     Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

9.                     Restrictions on Sale of Securities.  Subject to Section 8, the Shares issued as payment for vested Performance Shares awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt.  However, Participant’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

10.                  Successors.  Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

11.                  Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of it Secretary at Monaco Coach Corporation, 91320 Coburg Industrial Way, Coburg, Oregon 97408, or at such other address as the Company may hereafter designate in writing.

12.                  Transferability.  Except to the limited extent provided in Section 4, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

13.                  Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

14.                  Administrator Authority.  The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

15.                  Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Performance Shares awarded under the Plan or future Performance Shares that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.                  Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17.                  Agreement Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

18.           Entire Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

19.           Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award of Performance Shares.

20.                  Amendment, Suspension or Termination of the Plan.  By accepting this Award, the Participant expressly warrants that he or she has received a right to acquire Shares under the Plan, and has received, read and understood a description of the Plan.  The Participant understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

21.                  Governing Law.  This Agreement shall be governed by the laws of the State of Oregon, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of Performance Shares or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation shall be conducted in the courts of Lane County, Oregon, or the federal courts for the United States located in or around Lane County, Oregon, and no other courts, where this Award of Performance Shares is made and/or to be performed.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date and year indicated above.

MONACO COACH CORPORATION

By:
Chairman and Chief Executive Officer

ACCEPTED
Participant

PRINT NAME:

DATE:

Appendix A

PERFORMANCE SHARE AWARD PROGRAM

Monaco Coach Corporation

Performance Share Award Program

Introductory Note

The following Performance Share Award Program (the “PSA Program”) was approved by the Board of Directors (the “Board”) of Monaco Coach Corporation (the “Company”) on March 20, 2006.  Awards under the PSA Program will be granted under the Company’s 1993 Stock Plan (the “Plan”).  Capitalized terms not otherwise defined herein will have the meanings given to them under the Plan.

The description provided herein sets forth the specific terms and conditions of the PSA Program covering eligibility, performance measures, Performance Period and other key factors not described in the Plan.  Each year when a new three-year Performance Period commences, the exhibits detailing the specific performance goals for a Performance Period under the PSA Program will be updated.  Each participant in the PSA Program will receive an agreement that defines the individual terms for participation in a Performance Period.

Purpose

The purpose of the PSA Program is to provide a means for rewarding executives for their success in driving long-term performance results, which increase shareholder value.

Eligibility

All Company executives are eligible to participate in the PSA Program, unless otherwise specifically excluded by the Compensation Committee of the Board (the “Committee”).  Each executive participating in the PSA Program is referred to as a “Participant.”  To be eligible to receive an Award, an executive must be actively employed by the Company or a Subsidiary of the Company on the date a Performance Period commences.  Participation for less than the full Performance Period under certain circumstances set forth herein or the occurrence of a Change in Control will allow a Participant to receive all or portion of his or her Award for a particular Performance Period.  An employee who becomes an executive after the commencement of a Performance Period and within the first ninety (90) days of such Performance Period may receive a pro-rated Award for such Performance Period, as determined by the Committee (which employee’s target Award opportunity must be established no later than the latest possible date that will not jeopardize such employee’s Award qualification as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986 as amended).

Termination of Employment and Change in Control

In the event the Company (or the Subsidiary employing a Participant) terminates a Participant as an Employee without Cause or Participant ceases to be an Employee as the result of Participant’s death or Disability, Participant will be entitled to receive a pro-rated amount of the Award that would have actually been earned during the Performance Period had Participant remained an Employee through the end of the Performance Period based on the amount of time Participant was an Employee during the Performance Period, which will be settled at the time it would have otherwise been paid had Participant remained employed through the end of the Performance Period.  In addition, in the event a Participant ceases to be an Employee as the result of his or her Retirement, Participant will be entitled to receive 100% of the Award that would have otherwise been earned had Participant remained employed through the end of the Performance Period, which will be settled at the time it would have otherwise been paid had Participant remained employed through the end of the Performance Period.  In addition, in the event of a Change in Control that occurs during the Performance Period while a Participant is an Employee, an Award will be deemed earned and paid out as if all performance objectives under the Performance Share Award Program had been earned at target, which will be settled upon consummation of the Change in Control.  Subject to the foregoing acceleration provisions and any such provisions set forth in the Plan, in the event Participant ceases to be an Employee for any or no reason before Participant earns any portion of an Award, the Award and Participant’s right to acquire any Shares thereunder will immediately terminate.

Performance Period

A Performance Period will coincide with each fiscal year and will continue for a 3 year period, unless otherwise specified. Each year a new three-year Performance Period will commence.

Award

Each Participant in the PSA Program has a target Award opportunity for the Performance Period, which must be established no later than the latest possible date that will not jeopardize an Award’s qualification as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986 as amended.  This target is determined by the Committee.  The Award opportunity is established for each executive pay grade level considering competitive performance share award opportunities for comparable positions.

Performance Goals

Participants will have their actual Award payment determined based upon the Company’s performance.  The performance goals established for a Performance Period and the formula for determining the “Performance Share Award Factor,” as defined below, will be displayed in Exhibit A.

PSA Program Award Formula

Participants are limited to a maximum Award equal to 200% of the target Award established for each Participant by the Committee.  Final Awards will be distributed in shares of the Company’s Common Stock.  The Performance Share Award Factor is the combined performance level achieved by the Company against the two target measures of Total Shareholder Return (“TSR”) and Return on Net Assets (“RONA”).

The Award formula is provided below:

PSA Factors (TSR & RONA)	X	Participant’s Target Award (Base Pay x Target percent ÷ by Stock Price on Award Date)	=	Final Performance Share Award

Tax Withholding

The full value of the shares of Common Stock paid pursuant to an Award is considered wages and is therefore subject to tax withholding at the time of settlement.  To satisfy such tax withholding obligations, a Participant may request that a sufficient number of Shares be sold to satisfy such tax withholding obligation, or he or she may provide cash payment to cover such tax withholding obligation.

Audit and Approval of Awards

The Corporate Controller will review the financial calculations necessary to determine the performance against TSR and RONA measures as shown in Exhibit A, as well as other steps in determining the actual Award for each Participant, before Awards are settled. The Committee will approve all Awards prior to payout.  Notwithstanding any contrary provision of this PSA Program, the Committee, in its sole discretion, may eliminate or reduce an actual Award payable to any Participant below that which otherwise would be payable under the Award formula.

Payment

Awards will be paid as soon as practicable following the completion of the Performance Period and after the Committee has certified in writing that the performance goals and other material terms are satisfied.

Definitions

“Performance Share Award Factor” means the measure used to calculate the participants payout determined by Company performance using Total Shareholder Return (TSR) and Return on Net Assets (RONA) performance measures – see Exhibit A attached.

“Retirement” means an Employee who retires on or after age sixty-two (62) and such individual has been an Employee at least five (5) years at the date of retirement.

EXHIBIT A

2006 Performance Criteria
Two and Three Year 2006 Performance Periods

Formula for Calculating the Performance Share Award Factor

The following formula will be used to determine the PSA Factor at the end of the Performance Periods

		Total shareholder				Return on Net Asset
[ 50%	x	Return Component ]	+	[ 50%	x	Component Factor ]	=	PSA Factor
		Factor 0 – 200%				0 - 200%

TSR Component Factor

The following table represents the amount of the TSR Component Factor earned, based on Total Shareholder Return versus the peer group.

TSR Percentile
Ranking vs. Peers (1) (2)	TSR Payout %

90th	200%
80th	150%
70th	125%
60th	100%
50th	75%
40th	50%
30th	25%
<30	0%

(1)   The TSR Ranking for each company in the peer group and the Company will be determined as follows:

•      TSR for the term will be calculated by taking the company’s stock price at the end of the Performance Period and adding the value of dividends paid during the Performance Period (assuming reinvestment).  This sum is then divided by the company’s stock price at the beginning of the Performance Period.  Beginning and ending stock prices will be calculated by taking a 30 day average of the quoted prices immediately preceding the first and last days of the Performance Period, respectively

•      Peer companies will be ranked from lowest to highest using the above calculation.

•      The Company’s TSR performance will be compared to the ranked companies to determine the TSR Component Factor.  For example, if the Company ranked equivalent to a company that ranked in the 50th percentile, the TSR Component Factor would be 75% of the target Award.

•      If the Company’s TSR falls between the levels shown, the TSR Factor will be interpolated.

(2)   The following companies comprise the peer group:

Peer Group

Coachmen Industries Inc.

Fleetwood Enterprises

National RV Holdings Inc.

Thor Industries Inc.

Winnebago Industries

Dover Corporation

Greenbrier Companies

Oshkosh Truck Corp

Paccar Inc.

Trinity Industries

Artic Cat Inc.

Champion Enterprises Inc.

Baldor Electric

Cummins Inc.

Harley Davidson

Parker Hannifin Corp.

Polaris

Regal-Beloit Corp

Spartan Motors

Return on Net Assets Factor

The Company must achieve an annual average rate of Return on Net Assets (“RONA”) of at least 1% for the Performance Period before any Award from the RONA Component Factor is payable.

RONA Percentile
Ranking vs. Peers (1)	RONA Payout %

>90th	200%
80th – 89th	150%
70th – 79th	125%
60th-69th	100%
50th-59th	75%
40th-49th	50%
30th-39th	25%
<30th	0%

(1)   The RONA Ranking for each company in the peer group and the Company will be determined as follows:

•      RONA for the term will be an average of the RONA calculated for each year during the Performance Period.  RONA for each year is calculated by taking a company’s net income for the year and dividing it by the company’s year-end Net Assets.  Net Assets are defined as the company’s total assets minus non-interest bearing current liabilities.

•      Peer companies will be ranked from lowest to highest using the above calculation.

•      The Company’s RONA performance will be compared to the ranked companies to determine the RONA Component Factor.  For example, if the Company ranked equivalent to a company that ranked in the 60th percentile, the RONA Component Factor would be 100% of the target Award.

(2)   The following companies comprise the peer group:

Peer Group

Coachmen Industries Inc.

Fleetwood Enterprises

National RV Holdings Inc.

Thor Industries Inc.

Winnebago Industries

Dover Corporation

Greenbrier Companies

Oshkosh Truck Corp

Paccar Inc.

Trinity Industries

Artic Cat Inc.

Champion Enterprises Inc.

Baldor Electric

Cummins Inc.

Harley Davidson

Parker Hannifin Corp.

Polaris

Regal-Beloit Corp

Spartan Motors